Exhibit 99.8

TERM NOTE

$2,600,000.00	December 31, 2014
City of Louisville, State of Kentucky	(effective date)

1.                                      Promise to Pay.  On or before January 1, 2018 (the “Maturity Date”), the undersigned, ORSON OLIVER, Personal Representative of the ESTATE OF HARRY KLETTER, DECEASED; KLETTER HOLDING LLC, a Delaware limited liability company; K & R, LLC, a Kentucky limited liability company; THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership; and 7100 GRADE LANE LLC, a Kentucky limited liability company, 7100 Grade Lane, Louisville, Jefferson County, Kentucky 40213 (individually and collectively, “Borrower”), for value received, jointly and severally, hereby promise to pay to the order of THE BANK OF KENTUCKY, INC., a Kentucky banking corporation, 111 Lookout Farm Drive, Crestview Hills, Kenton County, Kentucky 41017 (together with its successors and assigns, the “Lender”) the sum of Two Million Six Hundred Thousand and 00/100 Dollars ($2,600,000.00) (the “Borrowing”), together with interest on the principal sum at the rate of 4.50%, per annum, from the date hereof until this Note is paid in full.

Any payments and other amounts owing under this Note shall be made at Lender’s address above unless otherwise designated by Lender in writing.  Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, and then to principal, if applicable.

Principal and interest shall be paid in monthly installments, at an amortization term of ten (10) years (said term used solely for the purpose of calculating monthly payments and not to imply that this Note is for a ten (10) year term), each in the amount of $27,036.45, beginning on the 1st day of February, 2015, and continuing on the 1st day of each and every month thereafter until January 1, 2018, when all remaining principal and any accrued but unpaid interest shall be due in full.

Notwithstanding any provision to the contrary in this Note, in no event shall the interest rate charged on the Borrowing exceed the maximum rate of interest permitted under applicable state and/or federal usury law.  Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

The entire principal balance, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder shall be due and payable in full on the earlier of the Maturity Date or upon acceleration of the Note.  Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, and then to principal, which will be repaid in inverse chronological order of maturity.

Principal may be prepaid in whole or in part, without premium or penalty, at any time.  Any prepaid amounts shall be applied to the amounts due in reverse order of their due date.  No partial payment shall change any due date or the amount of any regular scheduled installment of principal due.

2.                                      Security.  To secure repayment of this Note and all other Obligations (as defined below) together with all modifications, extensions and renewals thereof, Borrower hereby grants Lender a continuing security interest in all right, title and interest of Borrower in and to the following property, whether now owned or hereafter acquired (collectively, the “Collateral”):  (i) an Open-End Mortgage, Security Agreement and Assignment of Rents and Leases and Fixture Filing on real property owned by Borrower, 7100 GRADE LANE LLC, a Kentucky limited liability company; (ii) pledge of 517,788 shares of stock in Industrial Services of America, Inc. (ISA) secured by a Stock Pledge and Security Agreement from Borrower, ORSON OLIVER, Personal Representative of the ESTATE OF HARRY KLETTER, DECEASED; (iii) pledge of 750,000 shares of stock in Industrial Services of America, Inc. (ISA) secured by a Stock Pledge and Security Agreement from Borrower, THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership; and (iv) pledge of 549,168 shares of stock in Industrial Services of America, Inc. (ISA) secured by a Stock Pledge and Security Agreement from Borrower, K & R, LLC, a Kentucky limited liability company.

The Obligations secured by the Collateral (herein, “Obligations”) shall include this Term Note and each and every liability of Borrower to Lender however created, direct or contingent, due or to become due whether now existing or hereafter arising, participated in whole or in part, created by trust agreement, lease, overdraft, agreement or otherwise, in any manner by Borrower.  Said security interest shall not be enforced to the extent prohibited by the Truth in Lending Act as implemented by Federal Reserve Regulation Z.

3.                                      Transfer of the Property or a Beneficial Interest in Borrower.  If all or any part of the Property or any interest in it is sold or transferred (or if a beneficial interest in any Borrower is sold or transferred without Lender’s prior written consent, Lender may, at its option, require immediate payment in full of all sums secured by this Security Instrument.  However, this option shall not be exercised by Lender if exercise is prohibited by federal law as of the date of this Security Instrument.

4.                                      Use of Proceeds.  Each Borrower certifies that the proceeds of this loan are to be used for business purposes.

5.                                      USA Patriot Act.

(a)                                 Borrower hereby acknowledges that it seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, Borrower hereby represents, warrants, and agrees that, to the best of its knowledge based upon appropriate diligence and investigation:

(i)                                     none of the cash or property that Borrower has paid, will pay or will contribute has been or shall be derived from, or related to, an activity that is deemed criminal under United States law; and

(ii)                                  no contribution or payment by Borrower to the Lender shall cause the Lender to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

(b)                                 Borrower agrees to promptly notify the Lender if any of these representations cease to be true and accurate regarding Borrower.  Borrower agrees to provide to the Lender any additional information regarding Borrower that the Lender deems necessary or appropriate to ensure compliance with all applicable laws concerning money laundering and similar activities.

(c)                                  Borrower agrees that if at any time the Lender determines that any of the foregoing representations are incorrect with respect to Borrower, or if otherwise required by applicable law or regulation related to money laundering and similar activities, Lender may undertake whatever actions it considers appropriate to ensure compliance with applicable law or regulations.

(d)                                 Borrower further agrees that the Lender may release confidential information about such Borrower and, if applicable, any of its owners, legal or beneficial, to proper authorities if the Lender, in its sole discretion, determines that it is in the best interests of the Lender in light of relevant rules and regulations under the laws described in this Section.

(e)                                  USA Patriot Act Notification.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  When a borrower opens an account, if borrower is an individual, the applicable bank will ask for borrower’s name, taxpayer identification number, residential address, date of birth and other information that will allow such bank to identify borrower, and, if borrower is not an individual, such bank will ask for borrower’s name, taxpayer identification number, business address, and other information that will allow such bank to identify borrower.  The bank may also ask, if borrower is an individual, to see borrower’s driver’s license or other identifying documents, and, if borrower is not an individual, to see borrower’s legal organizational documents or other identifying documents.

6.                                      Loan Fee.  Lender may charge, and Borrower agrees to pay on the above Effective Date, a loan fee in the amount of Six Thousand Five Hundred and 00/100 Dollars ($6,500.00).

7.                                      Representations and Warranties.  Borrower hereby warrants and represents to Lender the following:

(a)                                 Formation and Qualification.

(i)                                     As to Borrower, ORSON OLIVER, Personal Representative, said Borrower has been duly appointed personal representative of the ESTATE OF HARRY KLETTER, DECEASED, by the Circuit Court for Sumter County, Florida, Probate Division, File No. 2014C000073, by Letters of Administration dated February 26, 2014, which Letters of Administration remain in full force and effect.

(ii)                                  Borrower, KLETTER HOLDING LLC, a Delaware limited liability company, is duly organized, validly existing and in good standing under the laws of the State of its organization, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to said Borrower and its operations is true and correct.

(iii)                               Borrower, K & R, LLC, a Kentucky limited liability company, is duly organized, validly existing and in good standing under the laws of the State of its organization, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to said Borrower and its operations is true and correct.

(iv)                              Borrower, THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership, is duly formed, validly existing and in good standing under the laws of the State of its formation, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to said Borrower and its operations is true and correct.

(v)                                 Borrower, 7100 GRADE LANE LLC, a Kentucky limited liability company, is duly organized, validly existing and in good standing under the laws of the State of its organization, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to said Borrower and its operations is true and correct.

(b)                                 Due Authorization.

(i)                                     The execution, delivery and performance by Borrower, ORSON OLIVER, Personal Representative of the ESTATE OF HARRY KLETTER, DECEASED, of the Loan Documents have been duly authorized by the provisions of the Last Will and Testament of Harry Kletter, Deceased, and shall not contravene any law or any governmental rule or order binding on said Borrower, nor violate any agreement or instrument by which said Borrower is bound nor result in the creation of a Lien on any assets of said Borrower except the Lien granted to Lender herein. Borrower, ORSON OLIVER, Personal Representative of the ESTATE OF HARRY KLETTER, DECEASED, has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of said Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

(ii)                                  The execution, delivery and performance by Borrower, KLETTER HOLDING LLC, a Delaware limited liability company, of the Loan Documents have been duly authorized by all necessary company action, and shall not contravene any law or any governmental rule or order binding on said Borrower, or the operating agreement of said Borrower, nor violate any agreement or instrument by which said Borrower is bound nor result in the creation of a Lien on any assets of said Borrower except the Lien granted to Lender herein. Borrower, KLETTER HOLDING LLC, a Delaware limited liability company, has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of said Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

(iii)                               The execution, delivery and performance by Borrower, K & R, LLC, a Kentucky limited liability company, of the Loan Documents have been duly authorized by all necessary company action, and shall not contravene any law or any governmental rule or order binding on said Borrower, or the operating agreement of said Borrower, nor violate any agreement or instrument by which said Borrower is bound nor result in the creation of a Lien on any assets of said Borrower except the Lien granted to Lender herein. Borrower, K & R, LLC, a Kentucky limited liability company, has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of said Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

(iv)                              The execution, delivery and performance by Borrower, THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership, of the Loan Documents have been duly authorized by all necessary partnership action, and shall not contravene any law or any governmental rule or order binding on said Borrower, or the partnership agreement of said Borrower, nor violate any agreement or instrument by which said Borrower is bound nor result in the creation of a Lien on any assets of said Borrower except the Lien granted to Lender herein. Borrower, THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership, has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of said Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

(v)                                 The execution, delivery and performance by Borrower, 7100 GRADE LANE LLC, a Kentucky limited liability company, of the Loan Documents have been duly authorized by all necessary company action, and shall not contravene any law or any governmental rule or order binding on said Borrower, or the operating agreement of said Borrower, nor violate any agreement or instrument by which said Borrower is bound nor result in the creation of a Lien on any assets of said Borrower except the Lien granted to Lender herein. Borrower, 7100 GRADE LANE LLC, a Kentucky limited liability company, has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of said Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

(c)                                  Litigation.  There are no suits or proceedings pending or threatened against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower except as otherwise specifically disclosed to Lender on or prior to the Effective Date or as set forth on any Litigation Exhibit which may be attached hereto.

(d)                                 Margin Stock.  No part of the proceeds of this borrowing from Lender shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Lender, Borrower shall furnish to Lender statements in conformity with the requirements of Federal Reserve Form U- 1.

(e)                                  Business.  Borrower is not a party to or subject to any agreement or restriction that may have a material adverse effect on Borrower’s business, properties or prospects. Borrower has all franchises, authorizations, patents, trademarks, copyrights and other rights necessary to advantageously conduct its business. They are all in full force and effect and are not in known conflict with the rights of others.

(f)                                   Licenses, etc.  To the best of its actual knowledge, Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

(g)                                  Laws and Taxes.  Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency.  Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security and real estate taxes.  Borrower has paid all taxes which are now due and payable.  No taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on this date (with the exception of personal income taxes of Harry Kletter, deceased, for calendar year 2013 in the approximate amount of $800,000 owed to the Internal Revenue Service by Orson Oliver, Personal Representative of the Estate of Harry Kletter, deceased which will be paid from the loan proceeds herewith), and Borrower has filed for any extension of time for the payment of any tax or the filing of any tax return or report.

(h)                                 Title.  Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Lender, free and clear from all liens and encumbrances of any kind, except for all matters reflected on the title policy being provided to Lender in connection with the closing of this loan (collectively, the “Permitted Liens”) (a) current taxes and assessments not yet due and payable, (b) liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (c) assets disposed of in the ordinary course of business, and (d) any security interests, pledges, assignments or mortgages granted to Lender to secure the repayment or performance of the Obligations.

(i)                                     Defaults.  Borrower is in compliance with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (a) its partnership agreement, (b) its articles of organization and operating agreement, or (c) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, and the consummation of the transactions contemplated shall not result in such default or violation.

(j)                                    Environmental Laws.

(i)                                     Borrower has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws and Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards,  prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(ii)                                  Borrower is aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability,  or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(iii)                               There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower, relating in any way to Environmental Laws.

(iv)                              “Environmental Laws” means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

(k)                                 Subsidiaries and Partnerships.  Borrower has subsidiaries and is not a party to any partnership agreement or joint venture agreement.

(l)                                     ERISA.  Borrower and all individuals or entities that, along with Borrower, would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an “ERISA Affiliate”), are in compliance with all of their obligations to contribute to any “employee benefit plan “ as that term is defined in Section 3(3) of ERISA. Borrower and each of its ERISA Affiliates are in full compliance with ERISA, and there exists no event described in Section 4043(b) thereof (“Reportable Event”). “ERISA” means the federal Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder from time to time, as amended or as may be replaced by a successor statute.

(m)                             Financial Condition.  All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Lender are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Lender.

(n)                                 Solvency.  Borrower is solvent and upon consummation of the transactions contemplated herein will be solvent. “Solvent” means that: (a) the total amount of Borrower’s assets is in excess of the total amount of its liabilities (including contingent liabilities), at a fair valuation; (b) Borrower does not have unreasonably small capital for the business and transactions in which Borrower is engaged or is about to engage; and (c) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they become due.

8.                                      Affirmative Covenants.  Borrower covenants with, and represents and warrants to, Lender that, from and after the execution date of the Loan Documents until the Obligations are paid and satisfied in full:

(a)                                 Access to Business Information.  Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with reasonable cash accounting methods consistently applied in accordance with past practices and give representatives of Lender access thereto at all reasonable times, including permission to: (a) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time, and (b) communicate directly with any of Borrower’s officers, employees, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of Borrower.

(b)                                 Inspection of Collateral.  Borrower shall give Lender reasonable access to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

(c)                                  Insurance.  At its own cost, Borrower shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender’s interest in the Collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender, and (iii) shall provide for ten (10) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

(d)                                 Taxes.  Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon (provided, however, that extensions for filing and payment of such taxes shall be permitted hereunder if disclosed to and consented to by Lender), and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Lender cash or bond in an amount acceptable to Lender.

(e)                                  Financial Statements.  Each Borrower shall maintain a standard and modern system for accounting and shall furnish to Lender:

(i)                                     As soon as available, and in any event within thirty (30) days of filing each year, beginning tax year ending 2013, a copy of its federal and state tax returns prepared and certified as correct by a certified public accountant acceptable to Lender and certified as complete and correct by the principal financial officer of Borrower.

With the statements submitted above, a certificate signed by Borrower: (i) stating he/she is familiar with all documents relating to Lender and that no Event of Default specified herein, nor any event which upon notice or lapse of time, or both, would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Borrower has taken or proposes to take with respect thereto; and (ii) setting forth, in summary form, figures showing the financial status of Borrower in respect of the financial restrictions contained herein; and

Immediately upon Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, a certificate of Borrower specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof.

The statements referred to above shall be in conformance with generally accepted accounting principles, and Borrower shall give representatives of Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the loan, as it may reasonably request from time to time.

With the financial statements delivered to Lender as provided above, Borrower shall deliver to Lender a Financial Statement Compliance Certificate in addition to the other information set forth therein, which certifies Borrower’s compliance with the financial covenants set forth herein and that no Event of Default has occurred.

(f)                                   Existence; Business.

(i)                                     Borrower, KLETTER HOLDING LLC, a Delaware limited liability company, shall (a) maintain its existence as a limited liability company, (b) continue to engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

(ii)                                  Borrower, K & R, LLC, a Kentucky limited liability company, shall (a) maintain its existence as a limited liability company, (b) continue to engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

(iii)                               Borrower, THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership, shall (a) maintain its existence as a limited partnership, (b) continue to engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

(iv)                              Borrower, 7100 GRADE LANE LLC, a Kentucky limited liability company, shall (a) maintain its existence as a limited liability company, (b) continue to engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

(g)                                  Compliance with Laws.  Borrower shall comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower’s business, assets or prospects and shall immediately notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law.

(h)                                 Notice of Default.  Borrower shall, within three (3) days of its knowledge thereof, give written notice to Lender of: (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit or limit the ability of Borrower to reaffirm any of the representations or warranties, or to perform any of the covenants, set forth herein.

(i)                                     Costs.  Borrower shall reimburse Lender for any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees, other professionals’ fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments), field exam audits, expert fees, court costs, litigation and other expenses (collectively, the “Costs”) incurred or paid by Lender or any of its officers, employees or agents in connection with: (a) the preparation, negotiation, procurement, review, administration or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation and protection of Lender’s rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If Borrower fails to pay the Costs when upon such demand, Lender is entitled to disburse such sums as Obligations. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in the Note(s). This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.

(j)                                    Other Amounts Deemed Loans.  If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Note, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower. To the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations and Borrower’s payments under this Note may be increased to provide for payment of such Obligations plus interest thereon.

(k)                                 Further Assurances.  Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

9.                                      Definitions.  Certain capitalized terms have the meanings set forth on any exhibit hereto, in the Security Agreement, if applicable, or any other Loan Document. All financial terms used herein but not defined on the exhibits, in the Security Agreement, if applicable, or any other Loan Document have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Uniform Commercial Code as adopted in the state whose law governs this instrument. The following definitions are used herein:

(a)                                 “Affiliate” means, as to Borrower, any person or entity which, directly or indirectly, is in control of, is controlled by or is under common control with, Borrower.

(b)                                 “Lien” means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts or capital leases.

(c)                                  “Loan Documents” means each and every document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document” means any one of the Loan Documents.

(d)                                 “Obligation(s)” means all loans, advances, indebtedness and each and every other obligation or liability of Borrower owed to Lender, however created, of every kind and description whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, participated in whole or in part, created by trust agreement, lease overdraft, agreement or otherwise, whether or not secured by additional collateral, whether originated with Lender or owed to others and acquired by Lender by purchase, assignment or otherwise, and including, without limitation, all loans, advances, indebtedness and each and every obligation or liability arising under the loan document (as defined in the Loan Documents), letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower, all obligations to perform or forbear from performing acts, and agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof, and all expenses and attorneys’ fees incurred by Lender hereunder or any other document, instrument or agreement related to any of the foregoing.

10.                               Events of Default.  Upon the occurrence of any of the following events (each, an “Event of Default”), Lender may, at its option, without any demand or notice whatsoever, cease making advances and declare this Note and all Obligations to be fully due and payable in their aggregate amount, together with accrued interest and all prepayment premiums, fees, and charges applicable thereto:

(a)                                 Any failure to make any payment when due of the principal or interest on this note, the occurrence of any event of default as therein defined on any other Obligation of Borrower, or a default in the Obligations under any security and remains uncured for ten (10) days after written notice from Lender to Borrower of such default.

(b)                                 Any representation or warranty of Borrower set forth in this Note or in any agreement, instrument, document, certificate or financial statement evidencing, guarantying, securing or otherwise related to, this Note or any other Obligation shall be materially inaccurate or misleading.

(c)                                  Borrower shall fail to observe or perform any other material term or condition of this Note or any other term or condition set forth in any agreement, instrument, document, certificate or financial statement evidencing, guarantying or otherwise related to this Note or any other Obligation, or Borrower shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing for 30 days after written notice from Lender to Borrower of such default.

(d)                                 The dissolution of any Borrower.

(e)                                  The creation of any Lien (except a lien to Lender) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a final non-appealable judgment against, or the seizure of, any of the Property of Borrower or any endorser or guarantor hereof including, without limitation, any property deposited with Lender, not released within thirty (30) days of their filing.

(f)                                   Any material adverse change occurs in the existing or prospective financial condition of Borrower that will affect the ability of Borrower to repay the Obligations.

(g)                                  A commencement by Borrower of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of Borrower in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower, or for any substantial part of the property of Borrower, or ordering the wind-up or liquidation of the affairs of Borrower; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law which proceedings are not dismissed within thirty (30) days of their filing; or the making by Borrower of any general assignment for the benefit of creditors; or the taking of action by Borrower in furtherance of any of the foregoing.

11.                               Remedies.  If any Event of Default shall occur and be continuing:

(a)                                 Automatically, upon the occurrence of an Event of Default, Lender may terminate its commitment to lend hereunder (if still in existence), declare all Obligations to be due and payable forthwith, whereupon they shall forthwith become due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;

(b)                                 Lender may set off against the Obligations, all Collateral, balances, credits, deposits, accounts or monies of Borrower then or thereafter held with Lender, including amounts represented by certificates of deposit.

(c)                                  Lender may maintain and repair the Collateral, and may sell the Collateral at public or private sale, and Borrower shall be credited with the net proceeds of such sale only when they are actually received by Lender; any requirement of reasonable notice of any disposition of the Collateral shall be satisfied if such notice is sent to Borrower ten (10) days prior to such disposition.

(d)                                 Borrower shall upon request of Lender assemble the Collateral and any records pertaining thereto and make them available at a place designated by Lender.

(e)                                  Lender may take such measures as Lender may deem necessary or advisable to preserve, collect, process, develop, maintain, protect, care for or insure the Collateral or any portion thereof; and Borrower irrevocably appoints Lender as Borrower’s attorney-in-fact to do all acts and things in connection therewith and in particular, to endorse checks and other instruments payable to Borrower.

No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Agreement or any of the Loan Documents or now or hereafter existing at law or in equity or by statute.

In the event Borrower should default under any of the provisions of this Agreement and Lender should employ attorneys or incur other expenses including, but not limited to, appraisal and title fees, for the collection of the Note or the enforcement of performance or observance of any Obligation or agreement on the part of Borrower contained in this Agreement and the Loan Documents or in or represented by the Note, the Borrower shall on demand therefor reimburse Lender’s Attorneys’ Fees.

No delay or omission to exercise any right shall impair any such right or be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  Any waiver of a breach of this Agreement shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Lender’s rights and remedies hereunder are cumulative, and may be exercised together, separately, and in any order.  No delay on the part of Lender in the exercise of any such right or remedy shall operate as a waiver.  No single or partial exercise by Lender of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy.  No waiver or indulgence by Lender of any Event of Default shall be effective unless in writing and signed by Lender, nor shall a waiver on one occasion be construed as a waiver of any other occurrence in the future.

12.                               Late Payments; Default Rate; Fees.  If any payment is not paid when due (whether by acceleration or otherwise) or within ten (10) days thereafter, Borrower agrees to pay to Lender a late payment fee as provided for in any loan agreement or five percent (5%) of the payment amount, whichever is greater, with a minimum fee of Twenty and 00/100 Dollars ($20.00).  After an Event of Default, Borrower agrees to pay to Lender a fixed charge of Twenty Five and 00/100 Dollars ($25.00), or Borrower agrees that Lender may, without notice, increase the above-stated interest rate by four percent (4%), whichever is greater.  Under no circumstances shall said interest rate be raised to a rate which shall be in excess of the maximum rate of interest allowable under the state and/or federal usury laws in force at the time of such change.

13.                               Prepayment.  Borrower may prepay all or part of this note, which prepaid amounts shall be applied to the amounts due in reverse order of their due dates.

14.                               Entire Agreement.  Borrower agrees that there are no conditions or understandings which are not expressed in this Note and the documents referred to herein.

15.                               Severability.  The declaration of invalidity of any provision of this Note shall not affect any part of the remainder of the provisions.

16.                               Assignment.  Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Note without the prior written consent of Lender.  Borrower agrees that Lender may assign some or all of its rights and remedies described in this Note without notice to, or prior consent from, Borrower.

17.                               Modification; Waiver of Lender.  The modification or waiver of any of Borrower’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. Lender may perform Borrower’s obligations, or delay or fail to exercise any of its rights or remedies, without causing a waiver of those obligations or rights.  A waiver on one occasion shall not constitute a waiver on another occasion. Borrower’s obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases (i) any of the obligations belonging to any co-borrower, endorser or guarantor or (ii) any of its rights against any co-borrower, guarantor or endorser.

18.                               Waiver of Borrower.  Demand, presentment, protest and notice of dishonor, notice of protest and notice of default are hereby waived by Borrower, and any endorser or guarantor hereof. Borrower, including but not limited to all co-makers and accommodation makers of this Note, hereby waives all suretyship defenses including but not limited to all defenses based upon impairment of Collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the “UCC”). Such waiver is entered to the full extent permitted by Section 3-605 (i) of the UCC.

19.                               Notices.  Any notices under or pursuant to this Note shall include the Borrower’s name, the loan number and the effective date of this Note and shall be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

To Borrower:	Orson Oliver, Personal Representative of the Estate of 325 West Main Street, Suite 1810 Louisville, KY 40202 (Jefferson County)

To Borrower:	Kletter Holding LLC Attention: Orson Oliver 325 West Main Street, Suite 1810 Louisville, KY 40202 (Jefferson County)

To Borrower:	K & R, LLC The Harry Kletter Family Limited Partnership Attention: Orson Oliver 325 West Main Street, Suite 1810 Louisville, KY 40202 (Jefferson County)

To Borrower:	The Harry Kletter Family Limited Partnership Attention: Orson Oliver 325 West Main Street, Suite 1810 Louisville, KY 40202 (Jefferson County)

To Borrower:	7100 Grade Lane LLC Attention: Orson Oliver 325 West Main Street, Suite 1810 Louisville, KY 40202 (Jefferson County)

To Lender:	The Bank of Kentucky, Inc. Attention: Brett N. Blackwell 111 Lookout Farm Drive Crestview Hills, Kentucky 41017 (Kenton County)

Any party may change such address by sending notice of the change to the other party.

20.                               Time is of the Essence.  Time is of the essence in carrying out all of the provisions in this Note.

21.                               Governing Law; Consent to Jurisdiction.  This Note is delivered in, is intended to be performed in, will be construed and enforceable in accordance with and governed by the internal laws of, the Commonwealth of Kentucky, without regard to principles of conflicts of law. Borrower agrees that the state and federal courts in Jefferson County, Kentucky shall have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at the address set forth herein.

22.                               JURY WAIVER.  BORROWER, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

KLETTER HOLDING LLC
A Delaware Limited Liability Company

/s/ Orson Oliver		By:	/s/ Orson Oliver
ORSON OLIVER, PERSONAL REPRESENTATIVE OF THE ESTATE OF HARRY KLETTER, DECEASED			ORSON OLIVER (its President)

K & R, LLC		THE HARRY KLETTER FAMILY
A Kentucky Limited Liability Company		LIMITED PARTNERSHIP
A Kentucky Limited Partnership
By:	KLETTER HOLDING LLC
A Delaware Limited Liability Company		By:	KLETTER HOLDING LLC
(its Sole Member)			A Delaware Limited Liability Company
(its General Partner)
By:	/s/ Orson Oliver
	ORSON OLIVER (its President)		By:	/s/ Orson Oliver
ORSON OLIVER (its President)

7100 GRADE LANE LLC
A Kentucky Limited Liability Company

By:	/s/ Orson Oliver
ORSON OLIVER (its Manager)

STATE OF	Kentucky

COUNTY OF	Jefferson

The foregoing instrument was acknowledged before me, a Notary Public, by ORSON OLIVER, Personal Representative of the ESTATE OF HARRY KLETTER, DECEASED, this 31st day of December, 2014.

/s/ Shirley A. Myers
Notary Public
		Print Name:	Shirley A. Myers
		Comm. Expires:	3/13/16
I.D. Number:

STATE OF	Kentucky

COUNTY OF	Jefferson

The foregoing instrument was acknowledged before me, a Notary Public, by KLETTER HOLDING LLC, a Delaware limited liability company, by and through ORSON OLIVER, its President, on behalf of said Company, this 31st day of December, 2014.

/s/ Shirley A. Myers
Notary Public
		Print Name:	Shirley A. Myers
		Comm. Expires:	3/13/16
I.D. Number:

STATE OF	Kentucky

COUNTY OF	Jefferson

The foregoing instrument was acknowledged before me, a Notary Public, by K & R, LLC, a Kentucky limited liability company, by and through KLETTER HOLDING LLC, a Delaware limited liability company, its Sole Member, by and through ORSON OLIVER, its President, on behalf of said Company, this 31st day of December, 2014.

/s/ Shirley A. Myers
Notary Public
Print Name:	Shirley A. Myers
Comm. Expires:	3/13/16
I.D. Number:

STATE OF	Kentucky

COUNTY OF	Jefferson

The foregoing instrument was acknowledged before me, a Notary Public, by THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership, by and through KLETTER HOLDING LLC, a Delaware limited liability company, its General Partner, by and through ORSON OLIVER, its President, on behalf of said Partnership, this 31st day of December, 2014.

/s/ Shirley A. Myers
Notary Public
		Print Name:	Shirley A. Myers
		Comm. Expires:	3/13/16
I.D. Number:

STATE OF	Kentucky

COUNTY OF	Jefferson

The foregoing instrument was acknowledged before me, a Notary Public, by 7100 GRADE LANE LLC, a Kentucky limited liability company, by and through Orson Oliver, its Manager, on behalf of said Company, this 31st day of December, 2014.

/s/ Shirley A. Myers
Notary Public
Print Name:	Shirley A. Myers
Comm. Expires:	3/13/16
I.D. Number: